UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/10/2008

Ruth's Chris Steak House, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51485

Delaware	72-1060618
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

500 International Parkway
Heathrow, FL 32746
(Address of principal executive offices, including zip code)

(407) 333-7440
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    On December 4, 2007, we announced that Thomas J. Pennison, Jr., the Company's Senior Vice President and Chief Financial Officer, will leave the Company to pursue other business and personal interests, but will stay in his current role until a successor is identified and retained. On January 10, 2008, we entered into a First Amendment to the Thomas J. Pennison, Jr. Amended and Restated Terms of Employment/Letter of Understanding and Salary Continuation Agreement (the "Amendment"), effective January 20, 2008. Under the Amendment, Mr. Pennison has agreed to remain with us during a transition period expected to continue through March 31, 2008, but which can be extended by mutual agreement between us and Mr. Pennison to May 31, 2008. Mr. Pennison will be entitled to his standard compensation and benefits through the date of his departure. Mr. Pennison will also be entitled to a one-time severance payment of $100,000, net of applicable tax withholding, payable on January 20, 2008, in addition to the severance payments and benefits to which he was previously entitled. We have agreed not to exercise our repurchase rights with respect to Mr. Pennison's restricted stock, and all of Mr. Pennison's restricted stock shall fully vest upon his departure, assuming in each case that he does not breach the terms of the Amendment. Mr. Pennison has agreed not to compete with us for a period of one year following his departure and to protect our confidential information. He has also agreed to a waiver and release for our benefit.

    The foregoing summary is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1.

Item 9.01.    Financial Statements and Exhibits

    Exhibit 10.1 First Amendment to the Thomas J. Pennison, Jr. Amended and Restated Terms of Employment/Letter of Understanding and Salary Continuation Agreement dated as of January 10, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruth's Chris Steak House, Inc.

Date: January 11, 2008	By:	/s/ Thomas J. Pennison Jr
Thomas J. Pennison Jr
Chief Financial Officer, Senior Vice President and Asst. Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	First Amendment to the Thomas J. Pennison, Jr. Amended and Restated Terms of Employment/Letter of Understanding and Salary Continuation Agreement dated as of January 10, 2008.